As filed with the Securities and Exchange Commission on March 7, 1996
                                                      Registration No. 333-00545
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            American List Corporation
             (Exact Name of Registrant as Specified in Its Charter)

                                   ----------

            Delaware                                            11-2050322
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                              330 Old Country Road
                             Mineola, New York 11501
                                 (516) 248-6100
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                            Martin Lerner, President
                            American List Corporation
                              330 Old Country Road
                             Mineola, New York 11501
                                 (516) 248-6100
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                   ----------

                                   Copies to:

     Fran M. Stoller, Esq.                        Marc Weingarten, Esq.
     Bachner, Tally, Polevoy & Misher LLP         Schulte Roth & Zabel
     380 Madison Avenue                           900 Third Avenue
     New York, New York 10017                     New York, New York 10022
     (212) 687-7000                               (212) 758-0404


        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.                                                    |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.                                                              |_|


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
the same offering.                                      333-00545           |X|

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                               |_|

     If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.                                   |_|

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                                                   (Continued on following page)

(Continued from previous page)

                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
     Title of                                                 Proposed                    Proposed
      Shares                             Amount                Maximum                    Maximum                Amount of
       to be                             to be              Offering Price                Aggregate             Registration
    Registered                         Registered            Per Share(1)             Offering Price(1)              Fee
-----------------------------------------------------------------------------------------------------------------------------
  Common Stock,
  par value $.01 ...............      230,000(2)              $33.69                    $7,748,700            $2,672.00
=============================================================================================================================

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c), based on the average of the high and low sale prices of the Registrant's Common Stock on March 7, 1996, as reported by the American Stock Exchange.

(2) Represents the difference between the 1,380,000 shares initially registered (which included 180,000 shares issuable upon exercise of the Underwriters' over-allotment option) and 1,610,000 shares (which includes 210,000 shares issuable upon exercise of the Underwriters' over-allotment option).

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Registration Statement filed under the Securities Act of 1933 by American List Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") hereby incorporates by reference the contents of the Registration Statement relating to the offering of 1,200,000 shares of Common Stock of the Company plus the 30-day option to purchase up to 180,000 additional shares of Common Stock (File No. 333-00545) filed on January 30, 1996 as amended by Amendment No. 1 dated January 30, 1996 Amendment No. 2 dated February 8, 1996 and Amendment No. 3 dated March 7, 1996.

                                 CERTIFICATION

     The Company hereby certifies to the Commission that: it has instructed its bank to pay the Commission the filing fee of $2,672 for the additional securities being registered hereby as soon as practicable (but in any event no later than the close of business on March 8, 1996); that it will not revoke such instructions, that it has sufficient funds in the relevant account to cover the amount of the filing fee; and that it undertakes to confirm receipt of such instructions by the bank on March 8, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Mineola, State of New York, on this 7th day of March, 1996.


                            AMERICAN LIST CORPORATION

                          By: /s/ Martin Lerner
                              ----------------------------------------
                                Martin Lerner, President and Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

      Signature                       Title                         Date
      ---------                       -----                         ----


 /s/ Martin Lerner           Chairman of the Board,               March 7, 1996
----------------------       President and Treasurer
    Martin Lerner        (Principal Executive, Financial
                             and Accounting Officer)

          *                Vice President, Secretary              March 7, 1996
---------------------
    Jan Stumacher                 and Director

          *                         Director                      March 7, 1996
---------------------
  J. Morton Davis

          *                         Director                      March 7, 1996
---------------------
     Kenton Wood

          *                         Director                      March 7, 1996
---------------------
     Ben Ermini

          *                         Director                      March 7, 1996
---------------------
    Philip Lubitz

* By: /s/ Martin Lerner
    --------------------
         Martin Lerner
        Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit No.                      Description                          Page
-----------                      -----------                          ----
5.1            Opinion of Bachner, Tally, Polevoy & Misher LLP.
23.1           Consent of Grant Thornton LLP.
23.2           Consent of Bachner, Tally, Polevoy & Misher LLP
                  (included in Exhibit 5.1).